Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 7
DATED SEPTEMBER 14, 2015
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 7 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 1 dated March 13, 2015, Supplement No. 2 dated May 22, 2015, Supplement No. 3 dated June 8, 2015, Supplement No. 4 dated August 25, 2015, Supplement No. 5 dated September 3, 2015 and Supplement No. 6 dated September 9, 2015. Unless otherwise defined in this Supplement No. 7, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Prospectus Updates

The following disclosure replaces the second paragraph under the section captioned “Prospectus Summary — Share Repurchase Program (Class A and Class T Shares),” which begins on page 36 of the prospectus.

On September 11, 2015, our board of directors adopted an amended and restated share repurchase program, which will become effective on October 19, 2015. If you meet the limited qualifications to participate in our amended and restated share repurchase program, you may be able to sell your shares to us if we choose to repurchase them. We may make ordinary repurchases of Class A Shares and Class T Shares through the program, from time to time, from stockholders who have owned their shares continuously for at least a year. The repurchase price will be $21.60 per share and $21.61 per share for Class A Shares and Class T Shares, respectively, until the initial valuation date, and thereafter the repurchase price will be 96.0% of the most recent applicable estimated value per share reported by the Company.

In the case of exceptional repurchases, with respect to Class A Shares and Class T Shares, we may repurchase shares at a repurchase price equal to $22.50 per share and $22.51 per share for Class A Shares and Class T Shares, respectively, until the initial valuation date, and thereafter the repurchase price will be 100.0% of the most recent applicable estimated value per share reported by the Company.

Notwithstanding the foregoing, the repurchase price of the shares for ordinary repurchases and exceptional repurchases shall never be greater than the then-current public offering price. Stockholders who purchased their shares from us or received their shares through a non-cash transfer and who have held their shares for at least one year may request that we repurchase any number of shares by submitting a repurchase request, the form of which is available on our website, to our repurchase agent. We will effect all repurchases on the last business day of the calendar month or any other business day that may be established by our board of directors.

Risk Factors

The following disclosure replaces the second paragraph under the section captioned “Risk Factors — There is no public market for our shares, and our stockholders may not be able to sell their shares under our share repurchase program and, if our stockholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares,” which begins on page 41 of the prospectus.

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Moreover, our amended and restated share repurchase program, which will become effective on October 19, 2015, contains numerous restrictions that limit our stockholders’ ability to sell their shares, including those relating to the number of shares of our common stock that we can repurchase at any time and limiting the funds we will use to repurchase shares pursuant to the program. Under the program, as may be amended from time to time, we may make ordinary repurchases, as defined in the plan, from stockholders who have owned their shares continuously for at least a year. The repurchase price will be $21.60 per share and $21.61 per share for Class A Shares and Class T Shares, respectively, until the initial valuation date, and thereafter the repurchase price will be 96.0% of the most recent applicable estimated value per share reported by the Company.

In the case of exceptional repurchases, with respect to Class A Shares and Class T Shares, we may repurchase shares at a repurchase price equal to $22.50 per share and $22.51 per share for Class A Shares and Class T Shares, respectively, until the initial valuation date, and thereafter the repurchase price will be 100.0% of the most recent applicable estimated value per share reported by the Company.

Notwithstanding the foregoing, the repurchase price of the shares for ordinary repurchases and exceptional repurchases shall never be greater than the then-current public offering price. Stockholders who purchased their shares from us or received their shares through a non-cash transfer and who have held their shares for at least one year may request that we repurchase any number of shares by submitting a repurchase request, the form of which is available on our website, to our repurchase agent. We will effect all repurchases on the last business day of the calendar month or any other business day that may be established by our board of directors.

Distribution Reinvestment Plan and Share Repurchase Program

The following disclosure replaces the second, third and fourth paragraphs under the section captioned “Distribution Reinvestment Plan and Share Repurchase Program — Share Repurchase Program (Class A and Class T Shares),” which begins on page 217 of the prospectus.

On September 11, 2015, our board of directors adopted an amended and restated share repurchase program, which will become effective on October 19, 2015. Under the amended and restated share repurchase program, the repurchase price will be as follows:

Repurchase Price. Subject to certain restrictions discussed below, we may make ordinary repurchases, from time to time, with respect to Class A Shares and Class T Shares from stockholders who have owned their shares continuously for at least a year. The repurchase price will be $21.60 per share and $21.61 per share for Class A Shares and Class T Shares, respectively, until the initial valuation date, and thereafter the repurchase price will be 96.0% of the most recent applicable estimated value per share reported by the Company.

In the case of exceptional repurchases, with respect to Class A Shares and Class T Shares, we may repurchase shares at a repurchase price equal to $22.50 per share and $22.51 per share for Class A Shares and Class T Shares, respectively, until the initial valuation date, and thereafter the repurchase price will be 100.0% of the most recent applicable estimated value per share reported by the Company.

Notwithstanding the foregoing, the repurchase price of the shares for ordinary repurchases and exceptional repurchases shall never be greater than the then-current public offering price.

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